Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-281153 and 333-272063 on Form S-8 of California BanCorp (formerly known as Southern California Bancorp) of our report dated March 24, 2023 on the consolidated statement of financial condition as of December 31, 2022 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the year ended December 31, 2022 of California BanCorp, which is included in this Current Report on Form 8-K/A.

Crowe LLP

Sacramento, California

October 8, 2024